EXHIBIT 99.1

Battelle Acquires over 10% of Advanced Medical Isotope Corporation

KENNEWICK, Wash., July 7, 2014 (PRNewswire) – Advanced Medical Isotope Corporation ("AMIC") (OTCBB:  ADMD), a late stage development company engaged primarily in the development of brachytherapy devices and medical isotopes for diagnostic and therapeutic applications, today announced that Battelle, has acquired approximately 11% of AMIC’s outstanding Common Stock.  Battelle is a leading international science and technology enterprise that explores emerging areas of science and develops and commercializes technology.

In 2011, AMIC entered into license agreements with Battelle for 10 patents related to AMICs brachytherapy products; and in 2012, AMIC entered into an exclusive license agreement with Battelle for use of Battelle’s patented brachytheraphy gel technology.

AMIC CEO and Chairman James C. Katzaroff stated:  “AMIC and Battelle’s joint commercialization effort was nationally recognized in 2013, when AMIC received the Federal Laboratory Consortium Award for Excellence in Technology Transfer, a prestigious honor recognized by the US Secretary of Energy and U.S. Senator Patty Murray.  We continue our close collaboration with Battelle and look forward to commercializing this exciting technology.”

Battelle acquired its interest in AMIC by converting a note previously issued for partial consideration of studies conducted at PNNL.  Details are reported in the Company’s Form 8K filed with the Securities and Exchange Commission.

As previously announced, AMIC is in the process of securing FDA approval for its Y-90 RadioGel(TM) brachytherapy device.  As AMIC recently announced, the FDA has determined that the RadioGel(TM) brachytherapy product is a Class III medical device, unless reclassified as a Class II device.  That determination is being reviewed, along with the steps AMIC should take for approval.  AMIC is engaged in discussions with the FDA through the Pre-Submission process, including an in person meeting.

About Battelle
Every day, the people of Battelle apply science and technology to solving what matters most. At major technology centers and national laboratories around the world, Battelle conducts research and development, designs and manufactures products, and delivers critical services for government and commercial customers. Headquartered in Columbus, Ohio since its founding in 1929, Battelle serves the national security, health and life sciences, and energy and environmental industries.  Battelle operates Pacific Northwest National Laboratory in Richland, Wash., for the U.S. Department of Energy.  For more information, visit www.battelle.org.

About Advanced Medical Isotope Corporation
Advanced Medical Isotope Corporation (OTCBB: ADMD) is a late stage development company engaged primarily in the development of brachytherapy devices and medical isotopes for diagnostic and therapeutic applications.  AMIC’s focus is on transitioning to full operations upon receipt of FDA clearance for its patented brachytherapy cancer products.  Brachytherapy uses radiation to destroy cancerous tumors by placing a radioactive isotope inside or next to the treatment area.  Annual sales of brachytherapy products exceed $1 billion, about half of which are in the United States.  The Company intends to outsource material aspects of manufacturing, distribution, sales and marketing for its products in the United States and to enter into licensing arrangements outside of the United States, though the Company will evaluate its alternatives before finalizing its plans.  For more information, please visit our website, www.isotopeworld.com.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by the use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimates,” “projects,” “intends,” and similar expressions.  Forward-looking statements involve risks and uncertainties that could cause results to differ materially from those projected or anticipated.  These risks and uncertainties include, but are not limited to, AMIC’s ability to successfully execute its expanded business strategy, including by entering into definitive agreements with suppliers, commercial partners and customers; general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technical advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, regulatory requirements and the ability to meet them, government agency rules and changes, and various other factors beyond the Company’s control.

CONTACT:	Advanced Medical Isotope Corporation James C. Katzaroff (509) 736-4000 6208 W. Okanogan Ave. Kennewick, WA 99336

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